August 10, 2012

Crescent Financial Bancshares, Inc.

3600 Glenwood Avenue, Suite 300

Raleigh, North Carolina 27612

To the Board of Directors:

Piedmont Community Bank Holdings, Inc. (“Piedmont”), a bank holding company with respect to VantageSouth Bank (“VantageSouth”) and Crescent Financial Bancshares, Inc. (“Parent”), is the beneficial holder of shares of common stock of VantageSouth (the “VantageSouth Common Stock”) and Parent (the “Parent Common Stock”).

VantageSouth and Parent and Crescent State Bank (“Crescent Bank”), a subsidiary of Parent, are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the merger of VantageSouth with and into Crescent Bank (the “Merger”). The execution of the Agreement by Crescent Bank and Parent is subject to the execution and delivery of this letter agreement by Piedmont.

In consideration of the substantial expenses that Parent and Crescent Bank will incur in connection with the transactions contemplated by the Agreement and to induce Parent and Crescent Bank to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in its capacity as a stockholder of Piedmont, as follows:

1.                  While this letter agreement is in effect the undersigned shall not, directly or indirectly, except with the prior approval of the Board of Directors of Parent, which approval shall have been recommended by the Special Committee (as defined in the Agreement), (a) transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber prior to the end of the Measurement Period (as defined in the Agreement) any or all of its shares of Parent Common Stock, or (b) deposit any shares of Parent Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Parent Common Stock or grant any proxy with respect thereto, other than to members of the Board of Directors of Parent for the purpose of voting to approve the issuance of Parent Common Stock pursuant to the Merger and matters related thereto.

2.                  While this letter agreement is in effect the undersigned shall not, directly or indirectly, except with the prior approval of the Board of Directors of Parent, which approval shall have been recommended by the Special Committee (as defined in the Agreement), (a) transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber prior to the Merger any or all of its shares of VantageSouth Common Stock, or (b) deposit any shares of VantageSouth Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of VantageSouth Common Stock or grant any proxy with respect thereto, other than to members of the Board of Directors of VantageSouth for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

3.                  While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the shares of Parent Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, for the approval of the issuance of Parent Common Stock pursuant to the Merger and matters related thereto at the Parent Shareholders Meeting.

4.                  While this letter agreement is in effect the undersigned shall vote or cause to be voted, promptly following the execution and delivery of the Agreement by the parties thereto, all of the shares of VantageSouth Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, for the approval of the Agreement and the Merger and matters related thereto at any VantageSouth shareholders meeting at which any such matters may be submitted to a vote of the VantageSouth shareholders and/or in a written consent as a shareholder of VantageSouth.

5.                  The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Crescent Bank shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

6.                  At any time that Piedmont would not have the ability to effectuate a short-form merger with Parent under Delaware General Corporation Law Section 253(a) but for the Merger Consideration (as defined in the Agreement) received by Piedmont, Piedmont will not effectuate any such short-form merger without the approval of a special committee of the Board of Directors of Parent, consisting of independent, disinterested directors of Parent.

7.                  Except as set forth in the proviso of this paragraph 7, this letter agreement shall automatically terminate upon (i) a termination of the Agreement in accordance with its terms prior to the Effective Time, or (ii) the Effective Time (as that term is defined in the Agreement) of the Merger; provided, however, that paragraph 6 of this letter agreement shall survive, and shall not terminate upon, the Effective Time.

8.                  As of the date hereof; the undersigned has voting power with respect to 24,878,423 shares of Piedmont Common Stock.

9.                  As of the date hereof; the undersigned has voting power with respect to 1,382,241 shares of VantageSouth Common Stock.

IN WITNESS WHEREOF, the undersigned has executed this Piedmont Voting Agreement as of the date first above written.

Very truly yours,

Piedmont Community Bank Holdings, Inc.

By: /s/ Scott Custer
Name: Scott Custer
Title: Chief Executive Officer
A duly authorized officer of Piedmont. Bank Holdings, Inc.

Accepted and agreed to as of

the date first above written:

Crescent Financial Bancshares, Inc.

/s/ Terry S. Earley

By: Terry S. Earley

Its: Chief Financial Officer